Exhibit 10.5

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made by and between Vegalab, Inc., a Nevada corporation (the “Company”) and Ryan Sweeney, an individual residing in Kingsburg, California (“Employee”), dated as of February 1, 2018 (the “Effective Date”).

WITNESSETH:

WHEREAS, the Company desires to employ Employee as the Director of Produce, and for Employee to hold such position, on the terms and conditions, and for the consideration, hereinafter set forth and Employee desires to be employed by the Company and hold such position on such terms and conditions and for such consideration.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and Employee agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement, the following capitalized words shall have the meanings indicated below:

Section 1.1           “Board” means the board of directors of the Company.

Section 1.2           “Date of Termination” means the effective date of termination of Employee’s employment with the Company under this Agreement.

Section 1.3           “Good Reason” means the occurrence of any of the following without Employee’s written consent:

(a)          any failure by the Company or any affiliate to furnish the Employee with base compensation (excluding any bonus, equity, or incentive compensation) and benefits at a level equal to or exceeding the base compensation rate or benefits as of the Effective Date, other than (i) an insubstantial and inadvertent failure remedied by the Company, (ii) after such time as the annual base salary of the Chief Executive Officer is at least $200,000, a reduction in compensation which is applied to the Chief Executive Officer and the executive team of the Company in the same percentage, or (iii) a reduction or modification of any employee benefit program covering substantially all of the employees of the Company, which reduction or modification generally applies to all employees covered under such program;

(b)          any reduction in the bonus target or bonus opportunity of the Employee as of the Effective Date, other than (i) an insubstantial and inadvertent failure remedied by the Company or (ii) after such time as a bonus target or bonus opportunity for the Chief Executive Officer is established by the Company, a reduction in compensation that is applied to the Chief Executive Officer and the executive team of the Company in the same percentage;

(c)          a material diminution in Employee’s authority, duties, or responsibilities, or to the conditions under which Employee’s authority, duties and/or responsibilities are to be exercised or performed, including reporting relationships as compared to Employee’s authority, duties and/or responsibilities as of the Effective Date; or

(d)          the Company’s material breach of any provision of this Agreement.

Section 1.4           “Termination Base Salary” means Employee’s annualized base salary at the rate in effect on the date that (i) a written notice of termination by Employee described in Section 1.4 of this Agreement is received by the Company.

ARTICLE II

EMPLOYMENT AND DUTIES

Section 2.1           Employment; Effective Date. The Company agrees to employ Employee, and Employee agrees to be employed by the Company, beginning as of the Effective Date and continuing for the period of time set forth in ARTICLE III of this Agreement, subject to the terms and conditions of this Agreement.

Section 2.2          Position. From and after the Effective Date, Employee shall serve in the position of the Director of Produce.

Section 2.3          Duties and Services. Employee agrees to serve in the position described in Section 2.2 of this Agreement, with such responsibilities, duties and authority as are customary for such position and such other responsibilities, duties and authority as are assigned to Employee by the Chief Executive Officer or the Board from time to time and to endeavor to perform such duties, responsibility and authority diligently. Employee’s employment shall also be subject to the written policies maintained and established by the Company that are of general applicability to the Company’s employees, as such policies may be amended from time to time and to the extent they are not contrary with the terms of this Agreement.

Section 2.4           Duty of Loyalty. Employee acknowledges and agrees that Employee owes a fiduciary duty of loyalty to act in the best interests of the Company and to do no act that would materially injure the business, interests or reputation of the Company.

ARTICLE III

TERM AND TERMINATION OF EMPLOYMENT

Section 3.1         Term. This Agreement shall be effective as of the Effective Date and, unless Employee’s employment with the Company is earlier terminated in accordance with this ARTICLE III or this Agreement is otherwise terminated by agreement pursuant to a written instrument executed by both the Company and Employee, will remain in effect through January 31, 2023.

Section 3.2           Employee’s Right to Terminate. Notwithstanding the provisions of Section 3.1 of this Agreement, Employee may terminate Employee’s employment under this Agreement as follows:

(a)          for Good Reason (subject to the notice and cure period provisions contained in the definition of the term “Good Reason”); or

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(b)          for any other reason whatsoever or for no reason at all, so long as the reason is not unlawful, in the sole discretion of Employee, upon at least thirty (30) days written notice to the Company, which written notice shall state the Date of Termination and reason for such termination, if any.

Employee must provide reasonable notice to the Company of the existence of any of the unfavorable conditions described in the preceding Section 1.3 within thirty (30) calendar days following the date Employee first becomes aware of the existence of the condition(s), which notice shall specifically identify any such conditions that Employee believes exist. The Company shall have twenty (20) calendar days after it receives such notice from Employee to remedy the condition to Employee’s reasonable satisfaction. If the Company has not remedied the condition to Employee’s reasonable satisfaction within such 20-day period, Employee may terminate this Agreement on no less than twenty (20) calendar days’ notice, which termination shall be deemed to be a termination by Employee for “Good Reason” under this Agreement.

ARTICLE IV

COMPENSATION AND BENEFITS

Section 4.1           Base Salary. Subject to Section 4.3, below, Employee shall receive an annualized base salary of $100,000 to be paid in substantially equal installments over the calendar year in accordance with the Company’s standard policy regarding payment of compensation to executives but no less frequently than monthly.

Section 4.2           Commission. Subject to Section 4.3, below, Employee shall be paid a commission equal to $1.50 on every gallon of Bactor Boost sold prior to the Date of Termination of this Agreement; provided, however, that for each gallon of Bactor Boost sold that has a cost of goods greater than $9.50 or is sold at a price (excluding sales tax and shipping) less than $19.00, the commission shall be equal to sixteen percent (16%) of the difference between the sale price and cost of goods, but in no event greater than $1.50. The total amount of the commission for the period from the Effective Date through December 31, 2018, (“2018 Commission”) will be paid in twelve (12) equal monthly installments beginning February 1, 2019. The total amount of the commission for the calendar year ending December 31, 2019 (“2019 Commission”), will be paid in twelve (12) equal monthly installments beginning February 1, 2020. The total amount of the commission for the calendar year ending December 31, 2020 (“2020 Commission”), will be paid in twelve (12) equal monthly installments beginning February 1, 2021. The total amount of the commission for the period from January 1, 2021, to the Date of Termination will be paid on March 1, 2021.

Section 4.3           Benefits. Employee and his dependents shall be entitled to the benefits the Company makes generally available from time to time to its employees, in each case in accordance with the terms of those benefit plans.

Section 4.4           Business Expenses. Company shall reimburse Employee for all expenses incurred in relation to his duties and services for Company.

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ARTICLE V

EFFECT OF TERMINATION OF EMPLOYMENT ON COMPENSATION AND DUTIES

Section 5.1           By Employee for Good Reason. If any termination of this Agreement shall be by Employee for Good Reason pursuant to Section 3.2(a) of this Agreement, then Employee shall receive the following:

(a)          Base Salary under Section 4.1, earned through the Date of Termination;

(b)          Commissions under Section 4.2, earned prior to the Date of Termination;

(c)          Benefits payable under Section 4.3 to Employee under this Agreement through the Date of Termination, terminating contemporaneously with such termination of employment; and

(d)          A severance package covering a period equal to the number of full calendar months from the Date of Termination through January 31, 2023 (the “Severance Period”), consisting of:

(i)          Payment of the Base Salary in effect as of the Date of Termination on the terms stated in Section 4.1;

(ii)         Commissions on the items stated in Section 4.2; and

(iii)        The longer of (A) the number of months in the Severance Period, and (B) twelve (12) months, of health insurance benefits for Employee and his dependents (meaning the Company will calculate the monthly cost to Employee and his dependents to continue their health care coverage under COBRA and will multiply that amount by the number of months remaining in the Severance Period or twelve months whichever is longer.

Section 5.2           Duty to Cooperate. Employee shall have a duty to cooperate with the Company in transitioning his responsibilities and knowledge to a successor.

Section 5.3           Release of All Claims. Any severance package offered to Employee will contain a release of all claims to the Date of Termination. Payment of all severance benefits is contingent on Employee’s consent to such release of all claims.

Section 5.4           No Disparagement. Employee hereby agrees that he shall not make any statements, written or verbal, or cause or encourage others to make any statements, written or verbal, that defame, disparage or in any way criticize the personal or business reputation, practices, or conduct of Company.

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ARTICLE VI

DISPUTE RESOLUTION

Section 6.1           Dispute Resolution. Except as provided in any provision of this Agreement that provides for relief by way of specific performance, injunction or other equitable relief, if any dispute arises out of this Agreement, the “complaining party” shall give the “other party” written notice of such dispute. The other party shall have ten (10) business days to resolve the dispute to the complaining party’s satisfaction. If the dispute is not resolved by the end of such period, the parties shall proceed to mediation. The mediation shall be conducted using a mediator or mediation service of mutual choice. If a selection cannot be made, the mediation services of the American Arbitration Association shall be used. The parties shall share equally in the cost of the mediation. In the event the dispute remains unresolved following mediation, the parties shall submit the matter to binding arbitration. There shall be one arbitrator. If the Parties cannot agree to an arbitrator or to an arbitration service, the American Arbitration Association shall be used pursuant to its Commercial Rules then existing. California Code of Civil Procedure section 1283.05 is incorporated into this Agreement by this reference. The prevailing Party in an arbitration or any court action shall be entitled to its reasonable costs and attorneys' fees and the arbitrator shall make that award. Venue for any mediation, arbitration or court action shall be Fresno, California unless the parties agree otherwise. This Agreement and each of its terms shall be governed by and construed in accordance with the laws of the State of California.

ARTICLE VII

CONFIDENTIALITY

Section 7.1           Confidential Information Defined. As used herein, the term “Confidential Information” means, individually or in any combination, all trade secrets, business techniques, strategies, proprietary computer software and related documentation (whether in use or under development), and other proprietary or confidential information that is not generally known in the Company’s industry, gives the Company a competitive advantage, or enhances the Company’s goodwill, whether developed by the Company, by Employee in the course and scope of Employee’s employment with the Company, by any other employee or independent contractor of the Company, or by any third party that has provided the information to the Company on a confidential basis, whether or not any such information is reduced to writing and whether or not it is patentable or protected by copyright. Confidential Information includes, but is not limited to:

(a)          The names, addresses, telephone numbers, contact persons, and other identifying and confidential information about persons, firms, corporations, or other entities that are or become customers, accounts, vendors, independent contractors, licensors, and/or suppliers of goods or services of or to the Company;

(b)          The details of any agreements or contracts between the Company and any customer, supplier, vendor, and/or independent contractor;

(c)          Any and all inventions; improvements; designs; original works of authorship; derivative works; formulas; processes; compositions of matter; computer software and related information, including without limitation programs, code, concepts, methods, routines, formulas, algorithms, designs, specifications, architectures, or inventions embodied therein, as well as all data, documentation, and copyrights related thereto; patent applications; databases; mask works; trade secrets; know-how; technology; ideas; copyrights; planned or proposed trademarks, trade dress, trade names, or service marks; planned or proposed website ideas and plans, including but not limited to look and feel; and other intellectual property or proprietary information rights and any and all rights, applications, extensions and renewals in connection therewith (either proposed, filed, or in preparation for filing);

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(d)          Any and all information disclosed to Employee or known, learned, created, or observed as a consequence of Employee’s employment with the Company regarding or relating in any respect to the Company’s inventions; improvements; designs; original works of authorship; derivative works; formulas; processes; compositions of matter; computer software and related information, including without limitation programs, code, concepts, methods, routines, formulas, algorithms, designs, specifications, architectures, or inventions embodied therein, as well as all data, documentation, and copyrights related thereto; patent applications; databases; mask works; trade secrets; know-how; technology; ideas; copyrights; planned or proposed trademarks, trade dress, trade names, or service marks; planned or proposed website ideas and plans, including but not limited to look and feel; and other intellectual property or proprietary information rights and any and all rights, applications, extensions, and renewals in connection therewith (either proposed, filed, or in preparation for filing);

(e)          Any and all information disclosed to Employee or known, learned, created, or observed as a consequence of Employee’s employment with the Company regarding or relating in any respect to the Company’s business methods and techniques (including all customer lists, records of customer usage and requirements, and similar information relating to customers or to prospective customers), marketing or sales plans or proposals, cost information, financial information, pricing materials, non-public price lists, machines, research and development, hardware, manufacture, purchasing, accounting, engineering, or business communications;

(f)          Any and all information regarding or relating in any respect to any employee of the Company; or

(g)          Any other information or documentation that Employee has a reasonable basis to believe to be proprietary or confidential information or that is treated as proprietary or confidential information by the Company.

Notwithstanding the foregoing, Confidential Information excludes information not protected by trademark, copyright, patent, or other similar state, federal, or worldwide protection and that, through no fault of Employee, is generally known to the public, is generally employed in the Company’s industry at or after the time Employee first learns of such information, or generic information or knowledge that Employee would have learned in the course of similar employment or work elsewhere in the Company’s industry.

Section 7.2           Covenant Not to Disclose. As a material term of this Agreement, and to protect the goodwill, the Confidential Information, and the Company Business (as defined below), Employee shall not, either during or after Employee’s employment with the Company and without the express, prior written consent of the Board in each instance, ever directly or indirectly, intentionally or unintentionally, reveal, disclose, furnish, make accessible, or disseminate any Confidential Information of the Company or of any customer or supplier of the Company or any other third party that has provided Confidential Information to the Company, except only as may be expressly required in properly performing services for the Company.

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Section 7.3           Third Party Information. Employee covenants and agrees that during the Term, Employee will not use or disclose any confidential or proprietary information or trade secrets of any third person or entity, including but not limited to, any former employer(s) of Employee, without first obtaining and providing to the Company the advance written consent of each such third person or entity expressly authorizing the use or disclosure of such information. The provisions of this Agreement are not intended to create any rights as an intended or third-party beneficiary for any third party.

Section 7.4           Other Information. Employee recognizes that the Company has received and in the future will receive confidential or proprietary information from third parties. Employee agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or entity or to use it except as necessary in carrying out Employee’s work for the Company consistent with the Company’s agreement with such third party. The provisions of this Agreement are not intended to create any rights as an intended or third-party beneficiary for any third party.

Section 7.5           Exclusive Property of the Company. Upon ceasing employment with the Company, Employee shall immediately return to the Company and shall have absolutely no right to use:

(a)          Confidential Information or any documents, drawings, reports, correspondence, records, procedures, books, manuals, files, forms, materials, computer programs, computer drives or other computer-stored information, materials, or other documentation (and copies thereof) regarding or relating to Confidential Information in Employee’s possession, custody, or control, irrespective of whether such information and documentation was prepared or compiled by Employee, the Company, the Company’s other employees or contractors, or any third party. Employee agrees that Employee will not retain any copies of any of the above-described items or information.

(b)          All equipment and tangible personal property entrusted to Employee by the Company.

(c)          Employee expressly acknowledges that all Confidential Information, documentation, equipment, and tangible personal property described above is and shall remain the sole and exclusive property of the Company. Employee further covenants that Employee shall never use such Confidential Information or other documentation, equipment, or tangible personal property of the Company for Employee’s own financial or personal gain or benefit or for the financial or personal gain or benefit of any other individual, firm, corporation, partnership, company, trust, agency, organization or other entity (each, a “Entity”) or for any other purpose without the express prior written consent of the Board.

Section 7.6           Notice of Immunity under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 ("DTSA"). Notwithstanding any other provision of this Agreement:

(a)          Employee will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

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(i)          is made: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or

(ii)         is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

(b)          If Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the Company's trade secrets to Employee’s attorney and use the trade secret information in the court proceeding if Employee:

(i)          files any document containing the trade secret under seal; and

(ii)         does not disclose the trade secret, except pursuant to court order.

ARTICLE VIII

NON-COMPETITION AND NON-SOLICITATION

Section 8.1           Company Business Defined. The Company is engaged in the business of developing, manufacturing, and distributing pesticides, fertilizers, and specialty biological agents used or useful in agriculture, all of which is, for purposes of this Agreement, the “Company Business.”

Section 8.2           New Employer Notification. In the event that Employee leaves the employment of the Company for any reason, Employee hereby consents to allow the Company to notify Employee’s new employer about Employee’s rights and obligations under this Agreement.

Section 8.3           Covenant Period. For purposes of this Agreement, the term “Covenant Period” is the period beginning on the .Effective Date of this Agreement and continuing until the date on which Employee’s employment with the Company or its affiliates terminates under Article III of this Agreement.

Section 8.4           Non-competition. As a material term of this Agreement and to protect the goodwill, the Confidential Information, or the Company Business, and the Company’s investment in the training and education of Employee, Employee agrees that during the Covenant Period Employee shall not, anywhere within North America or South America, either individually or on behalf of or with any Entity, directly or indirectly (a) compete with or against the Company or engage in any aspect of the Company Business in competition with the Company; (b) directly or indirectly own, manage, operate, control, be employed by, or provide management or consulting services to any Entity (other than the Company or any affiliate of the Company) that competes with, or is a competitor of, the Company (“Competing Entity”); (c) render or provide any services to or for any Competing Entity; or (d) discuss or otherwise deal with any customer, supplier, or independent contractor of the Company regarding the extent or nature of the present or future business of any customer, supplier, or independent contractor with the Company as it relates to, or is competitive with, the Company Business.

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Section 8.5           Reformation. The Company intends to restrict Employee under this Agreement only to the extent necessary for the protection of the Company’s legitimate business interests. The Company and Employee agree that the scope, duration, and geographic area provisions are reasonable. In the event a court of competent jurisdiction concludes that any provision of this Agreement is too restrictive, such provision(s) shall nevertheless be valid and enforceable to the fullest extent permitted by such court, and such provision(s) shall be reformed to the maximum scope, time, or geographic limitations determined appropriate by such court.

ARTICLE IX

MISCELLANEOUS

Section 9.1           Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally or by courier, (b) on the date receipt is acknowledged if delivered by certified mail, postage prepaid, return receipt requested or (c) one day after transmission if sent by email or facsimile transmission with confirmation of transmission, as follows:

If to Employee, addressed to:

Ryan Sweeney

39710 Road 16

Kingsburg, CA 93631

Email:

Facsimile:

If to the Company, addressed to:

David Selakovic, Chief Executive Officer

401 Ryland St. Suite 200-A,

Reno, NV 89502

Email: dds@vegalab.com

Facsimile:

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.

Section 9.2           Applicable Law; Submission to Jurisdiction.

(a)          This Agreement is entered into under, and shall be governed for all purposes by, the substantive laws of the State of California, without regard to conflicts of laws principles thereof.

(b)          With respect to any claim or dispute related to or arising under this Agreement with respect to which judicial relief may be had, the parties hereto hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in Fresno County, California, and each party irrevocably submits to the personal jurisdiction of said courts.

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Section 9.3           No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

Section 9.4           Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

Section 9.5           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

Section 9.6           Withholding of Taxes and Other Employee Deductions. The Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any applicable laws and all other normal employee deductions made with respect to the Company’s employees generally.

Section 9.7           Headings. The section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

Section 9.8           Assignment. This Agreement and the rights hereunder are personal in nature and may not be assigned by the Company or Employee without the prior written consent of the other. In addition, any payment owed to Employee hereunder after the date of Employee’s death shall be paid to Employee’s estate. Subject to the preceding provisions of this Section 9.8, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 9.9           Term. Termination of this Agreement shall not affect any right or obligation of any party which is accrued or vested prior to such termination. Without limiting the scope of the preceding sentence, the provisions of ARTICLE V, ARTICLE VI and ARTICLE VII, ARTICLE VIII, and ARTICLE IX shall survive any termination of the employment relationship or of this Agreement.

Section 9.10        Entire Agreement. Except as provided in any signed written agreement contemporaneously or hereafter executed by the Company and Employee, and except as provided in any agreement between the parties providing for the protection of the Company’s intellectual property and/or the protection of the Company against unfair competition or solicitation, this Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof.

Section 9.11         Modification; Waiver. Any modification to or waiver of this Agreement will be effective only if it is in writing and signed by the parties to this Agreement.

Section 9.12         Compliance with Internal Revenue Code Section 409A. This Agreement is not intended to provide for any deferral of compensation subject to section 409A of the Internal Revenue Code of 1986, as amended.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Effective Date.

THE COMPANY

By:	/s/ David Selakovic

Name:	David Selakovic

Title:	Chief Executive Officer

EMPLOYEE

/s/ Ryan Sweeney
Ryan Sweeney

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